UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) October 16, 2014
BLYTH, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-13026 (Commission File Number)	36-2984916 (IRS Employer Identification No.)
One East Weaver Street Greenwich, Connecticut (Address of principal executive offices)	06831 (Zip Code)
(203) 661-1926
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On September 4, 2014, Blyth, Inc. (“Blyth,” “we,” or “our”), ViSalus, Inc. (“ViSalus”) and others entered into a recapitalization agreement pursuant to which our ownership interest in ViSalus was reduced from approximately 80.9% to approximately 10% and which eliminated the obligation of ViSalus to redeem its preferred stock in 2017 (for approximately $143.2 million) and our related guaranty of ViSalus’s performance of such obligation.

In connection with the recapitalization, we agreed, among other things, to make available to ViSalus a revolving credit facility. On October 16, 2014, we and ViSalus entered into a revolving loan agreement (the “Blyth Revolving Loan Agreement”) pursuant to which we agreed to lend ViSalus up to $6.0 million. Loans under the Blyth Revolving Loan Agreement will bear interest at a rate of ten percent (10%) per annum. Interest will be paid monthly, in arrears, and there will be no higher default rate of interest. The Blyth Revolving Loan Agreement will terminate on the later of (i) October 16, 2019 or (ii) resolution of the putative class action that is pending against ViSalus and others in the United States District Court in the Eastern District of Michigan, Southern Division (which is described in the second paragraph under “Part II, Item 1 - Legal Proceedings” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed on August 1, 2014). Loans made under the Blyth Revolving Loan Agreement may be voluntarily repaid and the Blyth Revolving Loan Agreement may be terminated by ViSalus, subject to certain conditions. Loans made under the Blyth Revolving Loan Agreement will be unsecured. In addition, on October 16, 2014, the founders of ViSalus and Robert B. Goergen (the “Founder Lenders”) entered into a substantially similar loan agreement with ViSalus (the “Founder Revolving Loan Agreement”) pursuant to which they made a revolving credit facility available to ViSalus in an amount up to $6.0 million on terms that are substantially identical to the terms of the Blyth Revolving Loan Agreement. Loans made under the Blyth Revolving Loan Agreement and loans made under the Founder Revolving Loan Agreement will be made at the same time in equal amounts and will rank equally with each other. The relative rights of Blyth, on the one hand, and the Founder Lenders, on the other, with respect to certain payments and certain remedies pursuant to the Blyth Revolving Loan Agreement and the Founder Revolving Loan Agreement are governed by an intercreditor agreement (the “Intercreditor Agreement”). There will be no financial performance covenants under the Revolving Loan Agreement and limited negative covenants. ViSalus will be permitted to obtain financing from other parties, whether that financing is secured or unsecured.

Related Parties

The Blyth Revolving Loan Agreement and the Intercreditor Agreement involve related parties. Robert B. Goergen (Blyth’s executive Chairman of the Board of Directors), Robert B. Goergen, Jr. (Blyth’s President and Chief Executive Officer) and Todd A. Goergen (the Chief Operating Officer and interim Chief Financial Officer of ViSalus) own 8.29%, 0.34% and 2.81%, respectively, of the outstanding common stock of ViSalus.

The descriptions set forth above of the Revolving Loan Agreement and the Intercreditor Agreement are qualified in their entirety by reference to the full text of such documents, which are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

10.1	Revolving Loan Agreement, dated as of October 16, 2014 by and between Blyth, Inc. and ViSalus, Inc.

10.2	Intercreditor Agreement, dated as of October 16, 2014, by and among Blyth, Inc., ViSalus, Inc., the founders of ViSalus and Robert Goergen

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
BLYTH, INC.
Date: October 17, 2014                 By:    /s/ Michael S. Novins
Michael S. Novins
Vice President and General Counsel